SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
      ---------------------------------------------------------------------
                            Whole Foods Market, Inc.
                (Name of Registrant as Specified In Its Charter)
      ---------------------------------------------------------------------

                         Glenda Flanagan, Vice President
                     (Name of Person Filing Proxy Statement)

Payment of Filing Fee:
[  ]    No fee required.
[  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         (1)      Title of each class of securities to which transaction applies
         (2)      Aggregate number of securities to which transaction applies
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Fee paid previously with preliminary materials.
[  ]     Amount previously paid:
                  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid
                           previously.   Identify   the   previous   filing   by
                           registration statement number or the Form or Schedule and the date of its filing.
                  (1)      Amount Previously Paid
                  (2)      Form, Schedule or Registration Statement No.:
                  (3)      Filing Party
                  (4)      Date Filed

                            WHOLE FOODS MARKET, INC.
                              601 North Lamar, #300
                               Austin, Texas 78703

                                                               February 14, 1997

Dear Shareholders:

         Enclosed is a proxy statement for the Annual Meeting of shareholders to be held on Monday, March 24, 1997 at the Sir Francis Drake Hotel on Union Square, 450 Powell Street, San Francisco, California at 10 a.m., local time. Also enclosed is a proxy card and a copy of the Annual Report to Shareholders for fiscal 1996.

         On the following pages you will find a Notice of Annual Meeting and Proxy Statement. At this time, I know of one item of formal business that will be presented at the Annual Meeting, the election of ten directors to the Board of Directors of Whole Foods Market. I ask for your support for this item.

         After the formal business of the Annual Meeting is completed, there will be a time for discussion, and I encourage you to present comments, questions and ideas at the Annual Meeting during the discussion period.

         I hope that you are able to join us at the Annual Meeting.

                                   Sincerely,


                                   John Mackey
                                   Chief Executive Officer

                            WHOLE FOODS MARKET, INC.
                              601 North Lamar, #300
                               Austin, Texas 78703

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held March 24, 1997


To the holders of Common Stock of
Whole Foods Market, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") will be held at the Sir Francis Drake Hotel on Union Square, 450 Powell Street, San Francisco, California on March 24, 1997 at 10 a.m. local time, for the following purposes:

                (a)  To elect ten directors of the Company; and

                (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on January 15, 1997 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

        Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

                                              By Order of the Board of Directors


                                              Glenda Flanagan
                                              Secretary

Austin, Texas
February 14, 1997

                            WHOLE FOODS MARKET, INC.
                              601 North Lamar, #300
                               Austin, Texas 78703

                                 PROXY STATEMENT
                                       for
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held March 24, 1997

     This Proxy Statement is furnished to shareholders of Whole Foods Market, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of shareholders to be held on March 24, 1997, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the Annual Meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

                       ACTIONS TO BE TAKEN AT THE MEETING

     At the Annual Meeting, holders of the Company's common stock will consider and vote for the election as directors of the Company of Dr. Cristina G. Banks, David W. Dupree, Dr. John B. Elstrott, Elizabeth Cogan Fascitelli, Avram J. Goldberg, Fred "Chico" Lager, John P. Mackey, Linda A. Mason, Dr. Ralph Z. Sorenson and James P. Sud.

     Only holders of record of common stock at the close of business on January 15, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Annual Meeting, approximately 19,249,000 shares of common stock. Holders of record of common stock are entitled to one vote per share on the matters to be considered at the Annual Meeting.

     The presence, either in person or by properly executed proxy, of the holders of record of a majority of the common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. The election as a director of each nominee for election as a director requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of common stock represented, in person or by proxy, at the Annual Meeting.

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the ten nominees set forth in this Proxy Statement and (ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

         Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Votes submitted as abstentions on matters to be voted on at the Annual Meeting will be counted as votes against such matters. Broker non-votes will not count for or against the matters to be voted on at the Annual Meeting.

         If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of January 15, 1997 for
(i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation," and (iv) all of the directors and officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

 Name                                                                 Shares Owned(1)
                                                            Number      Percent
                                                            ------      -------
FMR Corp.(2)                                              1,524,600       7.9%
The Goldman Sachs Group, L.P. and certain affiliates(3)   1,562,951       8.1
The Carlyle Group Interests (4)                           1,453,928       7.6
Dr. Cristina G. Banks(5)                                     14,500        *
David W. Dupree(6)                                            2,158        *
Dr. John B. Elstrott(7)                                       7,600        *
Elizabeth Cogan Fascitelli(8)                                   --         --
Avram J. Goldberg(9)                                          8,300        *
Fred "Chico" Lager(10)                                        3,700        *
John P. Mackey(11)                                          395,787       2.0
Linda A. Mason(5)                                            11,900        *
Dr. Ralph Z. Sorenson(5)                                      4,500        *
James P. Sud(12)                                             44,275        *
Rich Cundiff(5)                                              33,750        *
Glenda Flanagan(5)                                           50,200        *
Chris Hitt(5)                                                56,075        *
Peter Roy(13)                                                67,450        *
All directors and officers
  as a group (20 persons)                                 2,547,872       12.9%


-------------------
*       Less than one percent.

(1) Includes shares issuable upon exercise of stock options which are vested or will be vested prior to March 16, 1997.

(2) Based on information contained in Schedule 13G dated as of February 14, 1996. The amount indicated reflects FMR Corp.'s beneficial ownership as of December 31, 1995. Of the shares indicated, FMR Corp. has the sole voting power of 75,700 shares and the sole power to dispose of all of the shares indicated. The address of such shareholder is 82 Devonshire Street, Boston, Massachusetts 02109.

(3) Includes 1,552,003 shares of common stock owned by certain investment limited partnerships of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partners or managing general partners. GS Group disclaims beneficial ownership of the holdings of the investment limited partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group or its affiliates. Also includes 2,620 shares of common stock held in client accounts ("Managed Accounts") over which Goldman, Sachs & Co. holds investment or voting authority, or both. GS disclaims beneficial ownership of the shares held in Managed Accounts. In addition, includes options to acquire 8,328 shares of common stock held by GS Group. GS Group shares voting and investment power with respect to all the securities described other than the options. The address of such shareholder is 85 Broad Street, New York, New York 10004.

(4) The Carlyle Group Interests consists of holdings by Carlyle-FFM Partners, L.P. (688,754 shares); Carlyle-FFM Partners II, L.P. (385,079 shares); Carlyle - FFM Partners III, L.P. (54,692 shares); Carlyle-FFM Partners VI, L.P. (219,055 shares); CG-FFM Investors, L.P. (100,486 shares); and TC Group, L.L.C. (5,822 shares). The address of such shareholder is c/o The Carlyle Group, 1001 Pennsylvania Avenue N.W., Suite 220 South, Washington, D.C. 20004.

(5)  Amount indicated represents options to purchase shares of common stock.

(6) Does not include shares beneficially owned by the Carlyle Group. Mr. Dupree is a managing director of the Carlyle Group. Mr. Dupree disclaims beneficial ownership of the securities indicated as beneficially owned by the Carlyle Group except to the extent of his pecuniary interest therein.
     (7) Includes options to purchase 4,500 shares of common stock. (8) Does not include shares beneficially owned by GS Group. Ms. Fascitelli is a vice president of GS and GS Group is a general partner of and owns 99% interest in GS. Ms. Fascitelli disclaims beneficial ownership of the securities indicated as beneficially owned by GS Group except to the extent of her pecuniary interest therein. (9) Includes options to purchase 5,300 shares of common stock. (10) Includes options to purchase 2,500 shares of common stock. (11) Includes options to purchase 69,200 shares of common stock.
     (12) Includes 1,662 shares beneficially owned by Mr. Sud's children. Mr. Sud disclaims beneficial ownership of such shares. Also includes options to purchase 3,300 shares. (13) Includes options to purchase 27,450 shares.

                              ELECTION OF DIRECTORS

     The following ten persons have been nominated for election as directors at the Annual Meeting: Dr. Cristina G. Banks, David W. Dupree, Dr. John B. Elstrott, Elizabeth Cogan Fascitelli, Avram J. Goldberg, Fred "Chico" Lager, John P. Mackey, Linda A. Mason, Dr. Ralph Z. Sorenson and James P. Sud. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

                        DIRECTORS AND EXECUTIVE OFFICERS

     A brief description of each executive officer and director of the Company is provided below. Directors hold office until the next annual meeting of the shareholders or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. John Mackey, 43, a co-founder of the Company, has served as a director of the Company, Chairman of the Board and Chief Executive Officer since 1980.

        Peter Roy, 40, has served as the President of the Company since August 1993. He served as President of the Northern California Region from 1988 to 1993.

        Glenda Flanagan, 43, has served as Vice President and Chief Financial Officer of the Company since December 1988. Prior to joining the Company, Ms. Flanagan, a Certified Public Accountant, worked in public accounting for 15 years.

        Carl Morris, 46, has been the Chief Information Officer of the Company since January 1994. For the four prior years, Mr. Morris was the President of American Innovations, Inc., a company which developed and sold technology products to the electric utility industry. Mr. Morris was a founder of American Innovations, Inc.

        Rich Cundiff, 39, became President of the Southern California Region in January 1996. He has held various positions with the Company since 1988, including President and Vice President of the Southwest Region and store team leader.

        A.C. Gallo, 43, became President of the Northeast Region in July 1996. He had previously served as Vice President of that region since July 1994. Prior to 1994, he has held various positions with the Company and with Bread & Circus, Inc., which was acquired by the Company in October 1992, including Vice President of Perishables and produce coordinator.

        Chris Hitt, 47, became President of the newly formed Mid-Atlantic Region in August 1996. He had previously served as President of the Northeast Region since October 1992. He has been with the Company in various positions since 1985, including store team leader, President of the California Region and President of the Southwest Region.

        Don Moffitt, 41, has served as President of the Southeast Region since October 1992. He has held various positions with the Company since 1981, including Vice President of Store Development and store team leader.

        Walter Robb, 43, has served as President of the Northern California Region since August 1993. Prior to becoming Regional President he served as store team leader since joining the Company in December 1991. From 1987 to 1991, he was the general manager of a three store natural foods chain in the San Francisco Bay area.

        Dan Rodenberg, 41, became President of the Midwest Region in January 1997. He has held various positions with the Company since 1989, including Vice President of the Mid-Atlantic Region, Vice President of the Midwest Region and store team leader.

        Craig Weller, 51, is a co-founder of the Company and has worked for the Company in a variety of positions since 1980, including store team leader, President of the Northern California Region and Vice President of Human Resources. Since October 1992, he has served as President of Texas Health Distributors.

        Dr. Cristina G. Banks, 44, has served as a director of the Company since July 1992. For eleven years, Dr. Banks has been the President of Human Resource Solutions, a human resource consulting firm. She formerly was the Director of Undergraduate Programs and currently serves as Senior Lecturer on the faculty at the Walter A. Haas School of Business in Berkeley, California.

        David W. Dupree, 43, is a Managing Director of The Carlyle Group, a Washington, D.C. based merchant banking concern, where he has been employed since 1992. From 1990 to 1992, he was a Principal in Corporate Finance with Montgomery Securities, and from 1988 to 1990 he was a Vice President-Corporate Finance at Alex. Brown and Sons.
Mr. Dupree is also a director of Care Systems, Inc.

        Dr. John B. Elstrott, 48, has served as a director of the Company since February 1995. Dr. Elstrott directs the Levy Rosenblum Institute for Tulane University's A.B. Freeman School of Business and is on the faculty at Tulane. Previously, he was Chief Financial Officer for Celestial Seasonings.

        Elizabeth Cogan Fascitelli, 38, has been employed by the investment banking firm of Goldman, Sachs & Co. since 1984, and since 1988 has served as a Vice President in that concern's Investment Banking Division, Principal Investment Area. Ms. Fascitelli also serves on the Board of Directors of Neuromedical Systems, Inc.

        Avram J. Goldberg, 67, has been the Chairman of the Board of AVCAR Group, Ltd., a consulting firm specializing in the retail industry, since 1989. Prior to joining AVCAR Group, Ltd, Mr. Goldberg served in various capacities with The Stop & Shop Companies, Inc., a supermarket and discount department store company, including most recently as the Chairman of the Board and Chief Executive Officer. Mr. Goldberg also serves as a director of Ekco Group, Inc.

        Mr. Fred Chico Lager, 42, is a business consultant and currently serving as Interim CEO for Ergomedics, Inc., a back support system manufacturer. He was General Manager and Treasurer of Ben & Jerry's Homemade, Inc. from 1982 to 1988, and the company's President and CEO from 1988 to 1991. He continues to serve as a member of Ben & Jerry's Homemade, Inc. Board of Directors.

        Linda A. Mason, 42, has served as a director of the Company since July 1992. She is the co-founder of Bright Horizons Children's Centers, Inc., which operates work-site child care centers, and has served as its President for more than ten years.

        Dr. Ralph Z. Sorenson, 63, is currently Professor Emeritus of business administration at the University of Colorado, Boulder and has served in various capacities at the University of Colorado since July 1992, including Dean of the College of Business and Graduate School of Business Administration from July 1992 to July 1993. From 1981 to 1989, Dr. Sorenson served as President and Chief Executive Officer of Barry Wright Corporation, a diversified industrial manufacturing business. From 1989 to 1992, Dr. Sorenson was Adjunct Professor of Management at the Harvard Business School. Dr. Sorenson serves as a director of the Polaroid Corporation, Houghton Mifflin Company, Eaton Vance Incorporated, Exabyte Corporation, Sweetwater, Inc. and Xenometrix, Inc.

        James P. Sud, 44, has served as a director of the Company since 1980. Since 1977, Mr. Sud has been President of MPS Production Company, an independent oil and gas company engaged in exploration, production and oil field equipment services.

        The Company entered into an Agreement and Plan of Merger, dated as of June 17, 1996 (the "Merger Agreement"), with Fresh Fields Markets, Inc. ("Fresh Fields") and a wholly owned subsidiary of the Company. As a result of the transactions contemplated by the Merger Agreement, Fresh Fields became a wholly owned subsidiary of the Company through a merger in which the former shareholders of Fresh Fields exchanged their outstanding securities of Fresh Fields for shares of the Company's common stock. The Company agreed in the Merger Agreement to allow each of (a) GS Capital Partners, L.P. and (b) Carlyle-FFM Partners, L.P., Carlyle-FFM Partners II, L.P., Carlyle-FFM Partners III, L.P., Carlyle-Investors, L.P., T.C. Group, L.L.C. and Carlyle-FFM Partners VI, L.P. acting collectively (the "Carlyle Interests") to designate one representative to the Company's Board of Directors. Ms. Fascitelli and Mr. Dupree are serving as the designees of GS Capital Partners, L.P. and the Carlyle Interests, respectively. The Company further agreed in the Merger Agreement to use its best reasonable efforts to cause the election of each such representative to the Company's Board of Directors so long as the group of affiliated shareholders designating such representative to the Company's Board of Directors beneficially owns at least 50% of the shares of the Company's common stock issued to such group of affiliated shareholders on the effective date of the merger.

        Each non-employee director of the Company receives $3,000 for each Board of Directors meeting he or she attends and $500 for each telephone meeting called by the Company which is greater than one hour in length and in which a majority of directors participate. Each non-employee committee chair receives an annual retainer of $1,500. Each non-employee director receives $500 for each committee meeting attended (excluding the Nominating Committee meetings). Each non-employee director who is a member of the Nominating Committee receives $2,500 for each new director recruited. In addition, directors are reimbursed for reasonable expenses incurred in attending Board of Directors meetings. Directors who are employees of the Company are not paid any separate fees for serving as directors.

        The Board of Directors held five meetings in fiscal 1996. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) which they were required to attend.

Certain Transactions

        John Mackey, Peter Roy and Glenda Flanagan, executive officers of the Company, own approximately 11.7% in the aggregate of BookPeople, Inc. which leases facilities from the Company. The lease is for a period of 15 years and provides for aggregate annual minimum rent of approximately $582,000, with increases every 5 years. In fiscal 1996, the Company received approximately $582,000 in rental income from this lease.

Committees of the Board of Directors

        During fiscal 1996, the Audit and Finance Committee was comprised of James P. Sud (Chair), Linda A. Mason, Dr. John B. Elstrott and Fred "Chico" Lager. The Committee is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit and Finance Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports. The Audit and Finance Committee met four times during fiscal 1996.

        During fiscal 1996, the Compensation Committee was comprised of Dr. Cristina G. Banks (Chair), Avram J. Goldberg, and Dr. Ralph Z. Sorenson. The Compensation Committee is empowered to administer the Company's stock option plans and other compensation plans. The Compensation Committee met two times during fiscal 1996.

        During fiscal 1996, the Nominating Committee was comprised of James P. Sud(Chair), Linda A. Mason and Dr. Cristina G. Banks. The Nominating Committee, which did not meet in fiscal 1996, recommends to the Board qualified nominees for election to the Board. The Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.

Compensation Committee Interlocks and Insider Participation

        No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of the Company. Executive Compensation

        The following table sets forth information concerning cash compensation paid or accrued by the Company during the three-year period ended September 29, 1996 to or for the Company's Chief Executive Officer and the four other highest compensated executive officers of the Company whose total compensation exceeded $100,000.

                                                                                                  Company
                                                                             Other Annual         Stock
Name and Principal Position            Year       Salary(1)       Bonus     Compensation(2)       Options
---------------------------            ----       ---------       -----     ---------------       -------

Mr. Mackey                             1996      $145,000      $52,524          $500               9,000
CEO                                    1995       130,000            0           250               4,000
                                       1994       125,000       29,000           250              14,000

Mr. Roy                                1996      $130,000      $67,897          $500              19,000
President                              1995       120,000            0           250               4,000
                                       1994       110,000       24,000           250              14,000

Ms. Flanagan                           1996      $115,000      $78,700          $500               9,000
CFO                                    1995       105,000            0           250               4,000
                                       1994        95,000       17,700           250               4,000

Mr. Cundiff (3)                        1996      $135,000      $62,796          $500              29,000
Regional President

Mr. Hitt                               1996      $150,000      $47,707        $8,035(4)           31,100
Regional President                     1995       125,000            0           250               4,000
                                       1994       114,000            0           250              13,000


(1) The Company has a policy that limits the cash compensation paid in any one year to any officer to eight times the average full time salary of all Team Members. Amounts earned in excess of the salary limitation may be deferred to the next year, subject to certain restrictions.

(2) Except as otherwise indicated, the amounts indicated reflect the Company's contributions on behalf of the persons indicated to the Whole Foods Market, Inc. Savings Plan and Trust. In 1996, the Company's contribution was paid in shares of the Company's common stock. The amount indicated for 1996 represents the market value of such stock.

(3) Mr. Cundiff was not an executive officer prior to fiscal 1995 and did not earn more than $100,000 prior to fiscal 1996.

(4)  Of  the  amount  indicated,   $7,535  represents  reimbursement  of  moving
     expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

         Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports. Option Plans

         The following table sets forth certain information with respect to the options granted during the year ended September 29, 1996 to each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation."


                                 Percent of                                         Potential Realizable Value
                                 Total Options                                      at Assumed Annual Rates of
                                Granted to                                           Stock Price Appreciation
                                 Employees in     Exercise or                            for Option Term (1)
                      Options      Fiscal           Base Price      Expiration
      Name           Granted #      Year             $/Sh              Date              5%              10%
      ----           ---------  --------------    ------------      ----------      --------------------------


Mr. Mackey               4,000                      $17.375           03/12/03        $ 28,293         $ 65,936
                         5,000                      $27.625           06/13/03        $ 56,231         $131,042
                                                                                       -------          -------
                         9,000       1.2%                                             $ 84,524         $196,978

Mr. Roy                  5,000                      $14.250           01/11/03        $ 29,006         $ 67,596
                         4,000                      $17.375           03/12/03        $ 28,293         $ 65,936
                        10,000                      $27.625           06/13/03        $112,461         $262,083
                                                                                       -------          -------
                        19,000       2.6%                                             $169,760         $395,615

Ms. Flanagan             4,000                      $17.375           03/12/03        $ 28,293         $ 65,936
                         5,000                      $27.625           06/13/03        $ 56,231         $131,042
                                                                                       -------          -------
                         9,000       1.2%                                             $ 84,524         $196,978

Mr. Cundiff             25,000                      $14.250           01/11/03        $145,030         $337,980
                         4,000                      $17.375           03/12/03        $ 28,293         $ 65,936
                                                                                       -------          -------
                        29,000       3.9%                                             $173,323         $403,916

Mr. Hitt                 1,100                      $17.375           03/12/03        $  7,781         $ 18,132
                        30,000                      $27.625           06/13/03        $337,384         $786,249
                                                                                       -------          -------
                        31,100       4.2%                                             $345,165         $804,381


-----------
(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's common stock. There can be no assurance that the amounts reflected in this table will be achieved.

         The following table sets forth certain information with respect to the options exercised by the executive officers named above during the year ended September 29, 1996 or held by such persons at September 29, 1996. The number of options held at September 29, 1996 includes options granted under the 1992 Option Plan for Team Members and under the 1987 Option and Incentive Plan (the "1987 Plan"). The 1987 Plan was terminated by the Company in 1992, except as to options previously granted.

                                                                                        Value of Unexercised
                     Shares                           Number of Unexercised           In-the-Money Options (1)
                    Acquired         Value          Options at Sept. 29, 1996             at Sept. 29, 1996
      Name         on Exercise    Realized (1)    Exercisable     Unexercisable     Exercisable     Unexercisable
      ----         -----------    ------------    -----------     -------------     -----------     -------------


Mr. Mackey              30,000       $537,750          63,800            22,200     $ 1,398,000     $     169,350
Mr. Roy                 30,000       $866,850          20,800            40,200     $   149,400     $     277,350
Ms. Flanagan                 0              0          63,800            22,200     $ 1,420,500     $     169,350
Mr. Cundiff                  0              0          22,500            44,000     $   443,013     $     546,175
Mr. Hitt                 2,000      $  41,490          45,000            58,056     $   912,750     $     454,866



(1) Based upon the closing price of the common stock of Whole Foods on September 27, 1996, which price was $27.25 per share.

     The Company also maintains the 1992 Stock Option Plan for Outside Director (the "Directors Plan") which is to provide independent, outside directors with an incentive for serving as a director by providing a proprietary interest in the Company through the granting of options. A total of 200,000 shares of common stock are subject to the Directors Plan. Upon election to the Board of Directors of the Company, each eligible director is granted an option to purchase 10,000 shares effective as of the date of such election. Each eligible director who served on the Company's Board of Directors for the previous year will be granted an option on the date of the Annual Meeting of shareholders, if such director is re-elected, to purchase 2,000 shares of common stock.

     The options granted under the Directors Plan are not entitled to "incentive stock option" treatment for federal income tax purposes. Accordingly, under certain federal income tax laws, an optionee upon exercise of an option under the Directors Plan will recognize ordinary income equal to the fair market value of the stock on the date of exercise minus the exercise price.

     Grants of options thereunder to non-employee directors of the Company will be exempt from the operation of Section 16(b) of the Securities Exchange Act of 1934, provided the Directors Plan continues to be administered in accordance with the applicable rules and regulations of the Securities and Exchange
Commission. Section 16(b) provides for the recovery by the Company of profits made by officers and directors on short-term trading in shares of common stock.

Retention Agreements

     Since November 1991, the Company has entered into Retention Agreements with the executive officers of the Company or its subsidiaries which provide for certain benefits upon an involuntary termination of employment other than for cause after a "Triggering Event." A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company's assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include receipt of his or her annual salary through the one-year period following the date of the termination of employment and the immediate vesting of any outstanding stock options granted to such executive officer.

STOCK PRICE PERFORMANCE

          Set forth below is a line graph indicating the stock price performance of the Company's common stock for the period beginning January 23, 1992 (the date of the Company's initial public offering) and ending September 29, 1996 as contrasted with the NASDAQ Composite Index and the S & P Retail Food Stores Index. The graph assumes that $100 was invested at the beginning of the period and has been adjusted for any stock dividends distributed after January 23, 1992. No cash dividends have been paid during this period.

                             SHAREHOLDERS' PROPOSALS

          Any proposals that shareholders of the Company desire to have presented at the 1998 annual meeting of shareholders must be received by the Company at its principal executive offices no later than October 17, 1997.

                                  MISCELLANEOUS

          The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile by directors and regular officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                                       By Order of the Board of
                                                       Directors


                                                       Glenda Flanagan
                                                       Secretary


Austin, Texas
February 14, 1997

                      REPORT OF THE COMPENSATION COMMITTEE

         The Company's Compensation Committee is empowered to review and recommend to the full Board of Directors the annual compensation and compensation procedures for all executive officers of the Company. The Committee also administers the Company's stock option plans and team member stock purchase plan.

         Annual executive officer compensation consists of a base salary component and an incentive component. The Company's publicly stated policy is to limit cash compensation paid to any executive officer in any calendar year to ten times the average full-time salary of all team members. Amounts earned in excess of the salary cap may be deferred to the next year, subject to certain restrictions. All compensation decisions are subject to the implementation of this policy. Subject to the foregoing, the Committee considers numerous factors including the Company's financial performance, the individual contribution of each executive officer, compensation practices of comparable companies and general economic factors. Stock price performance has not been an important consideration in determining annual compensation, because the price of the Company's common stock is subject to a variety of factors outside the Company's control.

         The base salary levels for the executive officers of the Company were increased between 6% and 80% in calendar 1996 over calendar 1995. The most significant determinants in these increases were (i) the level of revenues and net income achieved by the Company and by its operating regions and (ii) the growth of its operating regions and increased level of responsibilities of certain of the executive officers.

         All of the Company's executive officers participate in an incentive compensation plan. The incentive compensation paid to the Chief Executive Officer, President, Chief Financial Officer and Chief Information Officer for fiscal 1996 was based upon the increase in earnings per share of the Company. The incentive compensation paid to the Regional Presidents was based upon the earnings, new store performance and return on assets achieved by the specific geographic region of the Company which corresponds to the executive's area of responsibilities. Additionally, executive officers may receive special cash bonuses or option grants at the discretion of the Compensation Committee in connection with relocations from one region to another, or for successful completion of special projects. Fiscal 1996 incentive compensation averaged approximately 30% of the total cash compensation received by the executive officers.

         The Company's executive officers also have received grants of options under the stock option plans of the Company. The Committee believes that the grant of options enables the Company to more closely align the economic interest of the executive officers to those of the shareholders. The level of stock option grants to executive officers is based primarily upon their relative positions and responsibilities within the Company. Grants are made on a discretionary rather than formula basis by the Committee.
         For calendar 1996, the Committee recommended an increase in the base salary of Mr. Mackey, chief executive officer of the Company, from $130,000 to $145,000. The increase was intended to recognize Mr. Mackey's contribution toward the (i) significant growth of the Company, (ii) increase in net income of the Company in fiscal 1996 over fiscal 1995 and (iii) relative position of the Company in the natural foods industry. The Committee was also cognizant of the generally higher level of base salaries paid to chief executive officers of comparable sized companies. Mr. Mackey's incentive compensation represented approximately 26% of his total cash compensation for fiscal 1996. During fiscal 1996, Mr. Mackey was awarded options to purchase 9,000 shares of common stock under the Company's incentive stock option plan.


Compensation Committee

Dr. Cristina G. Banks (Chair)
Avram J. Goldberg
Dr. Ralph Z. Sorenson

                                      PROXY
                            WHOLE FOODS MARKET, INC.


         The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on March 24, 1997, in San Francisco, California at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Glenda Flanagan, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS

     FOR nominees listed below except as marked to the contrary below
----

     WITHHOLD AUTHORITY to vote for all nominees listed below
----

Dr. Cristina G. Banks, David W. Dupree, Dr. John B. Elstrott, Elizabeth Cogan Fascitelli, Avram J. Goldberg, Fred "Chico" Lager, John P. Mackey, Linda A. Mason, Dr. Ralph Z. Sorenson, James P. Sud

INSTRUCTION:  To withhold  authority to vote for any individual  nominee,  write that nominee's name in the space below.

     If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                             Dated:_____________________________


                                             -----------------------------------
                                                           Signature


                                             -----------------------------------
                                                   (Signature if held jointly)

                                            Please date the  proxy and sign your
                                            name exactly as it appears  hereon.
                                            Where there is more than one owner,
                                            each should sign. When signing as an
                                            attorney, administrator, executor,
                                            guardian or trustee, please add your
                                            title as such. If executed by a
                                            corporation, the proxy should  be
                                            signed by a duly authorized officer.
                                            Please sign the proxy and return it
                                            promptly whether or not you expect
                                            to attend the meeting. You may
                                            nevertheless vote in person if you
                                            do attend.

(214) 922-4122


                               February 14, 1997


Securities and Exchange Commission
Judiciary Plaza
430 Fifth Street
Washington, D.C.  20549

          RE:  Whole Foods Market, Inc.
               SEC File No. 0-19797

Dear Sir or Madam:

     On behalf of Whole Foods Market, Inc. (the "Company"), I have enclosed the Company's definitive proxy materials. The Company anticipates that copies of the definitive form of proxy materials will be mailed to shareholders on February 14, 1997.

     If you should have any questions, please do not hesitate to call me at the above referenced number.


                                             Very truly yours,




                                             Susan Henderson